Exhibit 10.16

Execution Version

October 17, 2018

VIA HAND DELIVERY

John Landry

C/O Vapotherm, Inc.

100 Domain Drive

Exeter, NH 03833

Dear John:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your continued employment with Vapotherm, Inc. (the “Company”) as of the date set forth above (the “Effective Date”)

1. Position. Your position will continue to be Vice President and Chief Financial Officer, Secretary and Treasurer, reporting to the Chief Executive Officer of the Company. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company.

2. Nature of Relationship. Your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, either you or the Company may terminate your employment relationship at any time and for any reason. No provision of this Agreement shall be construed to create an express or implied employment contract between you and the Company for any specific period of time.

3. Compensation.

(a) As of the Effective Date, your annual base salary will be $250,000 and will be payable in accordance with the Company’s standard payroll procedures. Your base salary will be eligible for potential discretionary merit increases, in the discretion of the compensation committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”). Your annual base salary, as in effect from time to time, is hereinafter referred to as your “Base Salary.”

(b) During your employment, you will be eligible for an annual discretionary performance bonus (the “Annual Bonus”) with a target of forty-five percent (45%) of your Base Salary (the “Target Bonus”), subject to the achievement of performance goals determined by the Compensation Committee. The amount, terms and conditions of any Annual Bonus will be determined by the Compensation Committee in its discretion and will subject to, and payable in accordance with, the terms and conditions of the Company’s applicable bonus plan in effect from time to time.

(c) You will be eligible to be considered for the grant of stock options and/or other equity-based awards commensurate with your position and responsibilities. The amount, terms and conditions of any stock option or other equity-based award will be determined by the Compensation Committee in its discretion and set forth in the applicable equity plan and other documents governing the award. Your currently outstanding stock options will continue in effect in accordance with the respective terms.

4. Benefits. You will continue to be entitled to receive such benefits as are generally provided by the Company to its employees and for which you are eligible in accordance with Company policy and the terms and conditions of the applicable benefit plans, in each case, as in effect from time to time. The Company retains the right to change, add or cease any particular benefit at any time. You will continue to receive paid time off in accordance with the Company’s paid time off policy as in effect from time to time.

5. Severance.

(a) Termination other than for Cause, Death, or Disability Outside of the Change in Control Period. In the event that your employment is terminated by the Company without Cause (as defined below, and which shall not include a termination of employment due to death or disability) or you resign for Good Reason (as defined below), in each case, outside of the Change in Control Period (as defined below), you will be entitled to receive:

i. Severance pay at the rate equal to your Base Salary, as in effect on the date of termination or, to the extent such Base Salary was reduced giving rise to Good Reason hereunder, as in effect immediately prior to such reduction, for twelve (12) months following the date your employment terminates, payable in equal installments in accordance with the Company’s normal payroll practices (the “Salary Severance”);

ii. A pro-rata bonus for the calendar year in which the termination occurs equal to the product of (A) the Annual Bonus earned by you based on actual performance for the calendar year in which the termination occurs as determined by the Compensation Committee multiplied by (B) a fraction, the numerator of which is the number of full months that have elapsed from the beginning of the calendar year until the termination date and the denominator of which is twelve (12), payable at the same time bonuses are paid to active employees of the Company pursuant to Section 3(b) above; and

iii. If you timely and properly elect continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse you for or pay to you an amount equal to the difference between the monthly COBRA premium paid by you for you and your dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to you on a monthly basis. You shall be eligible to receive such reimbursement until the earliest of: (A) twelve (12) months from your last day of employment with the Company; (B) the date you are no longer eligible to receive COBRA continuation coverage; and (C) the date on which you become eligible to receive substantially similar coverage from another employer.

(b) Termination other than for Cause, Death or Disability During the Change of Control Period. In the event that your employment is terminated by the Company without Cause (which shall not include a termination of employment due to death or disability) or you resign for Good Reason, in each case, during the Change in Control Period, you will be entitled to receive:

i. The Salary Severance;

ii. A pro-rata bonus for the calendar year in which the termination occurs equal to the product of (A) the Target Bonus for the calendar year in which the termination occurs multiplied by (B) a fraction, the numerator of which is the number of full months that have elapsed from the beginning of the calendar year until the termination date and the denominator of which is twelve (12), payable on the sixtieth (60th) day following the date of your termination of employment;

iii. The COBRA Reimbursements; and

iv. All of your then-outstanding options to purchase Company common stock and other equity-based awards will, to the extent then-unvested as of immediately prior to the termination of your employment, vest in full as of immediately prior to such termination of employment (with any outstanding performance-based awards vesting at target).

(c) Timing of Receipt of Benefits under this Section 5. The Salary Severance and COBRA Reimbursements will begin sixty (60) days following the date your employment terminates, on the next regular Company payroll following such date, and the first such payment will include all payments that would have otherwise been paid on the regular payroll dates of the Company following the date your employment terminates but prior to such first payment. The amounts payable under Section 5(a)(ii) or Section 5(b)(ii) shall be paid as provided in such subsection.

(d) Conditions to Receipt of Benefits under this Section 5. All payments and benefits set forth in this Section 5 will be provided to you subject to your signing and returning to the Company (and not subsequently revoking), within sixty (60) days following the date on which your employment terminates, an effective release of claims in the form provided to you by the Company and your continued compliance with the Confidentiality Agreement (as defined below).

(e) Definitions. For all purposes of this Agreement:

i. “Cause” shall mean, as determined by the Company: (A) willful failure to substantially perform your duties to the Company or its subsidiaries or gross negligence in the performance of such duties, which, if capable of cure, is not cured to the reasonable satisfaction of the Company within fifteen (15) days after the Company’s notice to you of the event or events giving rise to Cause under this subclause (A); (B) any act by you constituting material dishonesty or fraud, embezzlement or theft with respect to the Company or its subsidiaries; (C) your commission a felony or crime involving moral turpitude under applicable law; (D) a material violation by you of a material term of any written Company policy or code of conduct or code of ethics, which, if capable of cure, is not cured to the reasonable satisfaction of the Company within fifteen (15) days after the Company’s notice to you of the event or events giving rise to Cause under this subclause (D); or (E) a material violation by you of this Agreement, the Confidentiality Agreement, or other agreement with the Company.

ii. “Good Reason” shall mean, without your consent: (A) a material decrease in your Base Salary; (B) a material diminution in your authorities, duties or responsibilities; (C) the relocation of your principal work location to a location more than fifty (50) miles from its current location; or (D) a material violation by the Company of this Agreement;

provided, in each case, that (x) you provide written notice to the Company, setting forth in reasonable detail the event or events giving rise to Good Reason within thirty (30) days following the initial occurrence of such event, (y) such event or events are not cured by the Company within a period of thirty (30) days following its receipt of such written notice, and (z) you actually terminate your employment not later than thirty (30) days following the expiration of such cure period.

iii. “Change in Control” shall mean the first to occur of any of the following:

(1) an event in which any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”) (other than (A) the Company, (B) any subsidiary of the Company, (C) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company, and (D) any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “beneficial owner” (as defined in Section 13(d) of the 1934 Act), together with all affiliates and associates (as such terms are used in Rule 12b-2 of the General Rules and Regulations under the 1934 Act) of such person, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(2) the consummation of the merger or consolidation of the Company with any other company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, more than fifty (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) after which no “person” “beneficially owns” (with the determination of such “beneficial ownership” on the same basis as set forth in clause (A) of this definition) securities of the Company or the surviving entity of such merger or consolidation representing fifty percent (50%) or more of the combined voting power of the securities of the Company or the surviving entity of such merger or consolidation; or

(3) the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, in any case where the occurrence of a Change in Control could affect the vesting of or payment under an award subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the term “Change in Control” shall mean an occurrence that both (A) satisfies the requirements set forth in this definition and (B) is a “change in control event” as that term is defined in the regulations under Section 409A of the Code.

iv. “Change in Control Period” shall mean the period beginning on the consummation of a Change in Control and ending on the twelve (12)-month anniversary of the consummation of a Change in Control.

6. Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. By signing this Agreement, you acknowledge and agree that you will continue to be subject to the terms and conditions of the Confidentiality, Non-Compete, and Assignment of Inventions Agreement by and between you and the Company, dated August 6, 2012 (the “Confidentiality Agreement”). Notwithstanding anything to the contrary in this Agreement, in the event you breach any provision of the Confidentiality Agreement, the Company’s obligation to pay or provide, or continue to pay or provide, any salary continuation, severance or other benefits under Section 5 of this Agreement shall immediately cease.

7. Withholding. All payments made under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company, its successors or any of their respective affiliates under applicable law.

9. Section 409A. Notwithstanding anything to the contrary in this Agreement, if at the time your employment terminates, you are a “specified employee,” as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon your death; except to the extent of amounts or benefits that are not subject to the requirements of Section 409A of the Code. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Section 1.409A-1(i) of the Treasury regulations. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Company or any other person have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A of the Code.

10. Section 280G. If any of the payments or benefits received or to be received by you (including, without limitation, any payment or benefits received in connection with a change in control or your termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise (the “Benefit Arrangements”)) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 10, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such 280G Payments shall be reduced in a manner determined by the Company (by the minimum possible amounts) that is consistent with the requirements of Section 409A of the Code until no amount payable to the Executive will be subject to the Excise Tax, unless the Executive would receive a greater after-tax amount by receiving all such 280G Payments without reduction pursuant to the foregoing provisions of this sentence. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro rata basis. If a change in control occurs while the Company does not have stock that is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulation thereunder), upon your request, the Company will use its commercially reasonable efforts to seek and obtain stockholder approval with respect to any 280G Payments so that the Excise Tax would not apply thereto. All determinations under this Section 10 shall be made by an accounting, consulting or valuation firm selected, and paid for, by the Company.

11. Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to you pursuant to this Agreement or any other agreement or arrangement with the Company, will be subject to such deductions and clawback as may be required to be made pursuant to applicable law, government regulation, stock exchange listing requirement, or any clawback or recoupment policy adopted by the Company.

12. General.

(a) This Agreement constitutes the entire agreement between the parties and supersedes all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the subject matter hereof. No amendment to this Agreement will be permitted except in writing, signed by the parties hereto. For the avoidance of doubt, the Confidentiality Agreement and any agreements evidencing stock options or other equity-based awards that are outstanding on the date hereof shall remain in full force and effect in accordance with their respective terms.

(b) This Agreement shall be governed by the laws of the State of New Hampshire, without regard to any conflict of laws provisions.

(c) This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

If you agree to the terms and conditions of this Agreement, please execute the enclosed additional copy of this Agreement and return it to me.

Sincerely,

VAPOTHERM, INC.

By:       /s/ Joseph Army

Name:  Joseph Army

Title:    Chief Executive Officer

ACCEPTED AND AGREED:

/s/ John Landry

John Landry

Date: 10/17/18